Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Announces Completion of $35 Million Private Placement of Subordinated Notes

WARSAW, NY – October 7, 2020 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today announced completion of a private placement of $35 million in aggregate principal amount of fixed-to-floating rate subordinated notes due 2030 (the “Notes”) to qualified institutional buyers and accredited institutional investors.

The Notes have a maturity date of October 15, 2030 and bear interest, payable semi-annually, at the rate of 4.375% per annum, until October 15, 2025. Commencing on that date, the interest rate will reset quarterly to an interest rate per annum equal to the then current three-month secured overnight financing rate (“SOFR”) plus 426.5 basis points, payable quarterly until maturity. The Company is entitled to redeem the Notes, in whole or in part, on any interest payment date on or after October 15, 2025, and to redeem the Notes in whole at any time upon certain other specified events. The Notes received a BBB- rating from Kroll Bond Rating Agency.

The Company intends to use the net proceeds for general corporate purposes, organic growth and to support regulatory capital ratios at Five Star Bank.

In connection with the issuance and sale of the Notes, the Company entered into a registration rights agreement with the purchasers of the Notes pursuant to which the Company has agreed to take certain actions to provide for the exchange of the Notes for subordinated notes that are registered under the Securities Act of 1933, as amended (the “Securities Act”), with substantially the same terms as the Notes.

“We are pleased with the successful completion of our subordinated debt offering,” said Martin K. Birmingham, President and Chief Executive Officer. “It was well-received by the investment community and completed on favorable terms, demonstrating the financial strength of our Company. The offering provides capital for use in serving our customers, taking advantage of growth opportunities, and strengthening the Bank’s capital ratios. We believe the offering is a cost-effective way to increase capital without diluting our current shareholders.”

Piper Sandler & Co. served as sole placement agent for the offering. Harter Secrest & Emery LLP served as legal counsel to Financial Institutions, Inc. and Kilpatrick Townsend & Stockton LLP served as legal counsel to Piper Sandler & Co.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of approximately 50 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 630 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

No Offer or Solicitation

This press release shall not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation or an offer to buy any securities. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to complete the exchange of Notes for registered notes, the impact of the COVID-19 pandemic on the Company’s customers, business, and results of operations as well as the economy in Western New York and the United States, the Company’s ability to implement its strategic plan, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate SDN, Courier Capital, HNP Capital and other acquisitions, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, and general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

For additional information contact:

Shelly J. Doran

(585) 627-1362

sjdoran@five-starbank.com